Exhibit 99.2

2seventy bio Announces Completion of Oncology and Autoimmune Pipeline Divestiture to Regeneron

- Company Now Exclusively Focused on Development and Commercialization of Abecma -

CAMBRIDGE, Mass. — (BUSINESS WIRE)— April 1, 2024 —2seventy bio, Inc. (Nasdaq: TSVT), announced today the completion of the asset purchase agreement (“APA”) by Regeneron Pharmaceuticals, Inc. Under the terms of the APA, Regeneron has acquired all oncology and autoimmune research and development programs and has hired approximately 160 employees from 2seventy bio as part of their newly launched cell medicines business. Going forward, 2seventy bio will focus exclusively on the commercialization and development of Abecma (idecabtagene vicleucel), its BCMA-targeted CAR T cell therapy for multiple myeloma, in collaboration with their partner Bristol Myers Squibb (BMS).

“With the completion of the Regeneron transaction, 2seventy officially embarks on our new strategic path forward to focus on unlocking the value of Abecma,” said Chip Baird, CEO. “We are pleased to have successfully transitioned our innovative cell therapy pipeline to Regeneron and excited for the team members who have joined Regeneron Cell Medicines to continue their important work of developing new treatments for people with cancer. We are also extremely excited about our own future with the potential to bring Abecma to more patients in earlier lines.”

Based on the Company’s recent strategic actions, 2seventy bio includes approximately 65 full-time, permanent employees, primarily in quality and supporting functions. With the resulting cost savings from reduced headcount and the sale of the pipeline assets to Regeneron, 2seventy bio has extended cash runway beyond 2027. The Company will continue to support quality control of lentiviral vector (LVV) for Abecma.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver the first FDA-approved CAR T cell therapy for multiple myeloma to as many patients as possible. Importantly, we remain focused on accomplishing our mission by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.
For more information, visit www.2seventybio.com.

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2seventy bio is a trademark of 2seventy bio, Inc.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of applicable laws and regulations. These statements include, but are not limited to: statements about our financial position and cash runway; statements about our plans, strategies, timelines and expectations with respect to regulatory approval and related filings for ABECMA; statements regarding our plans to continue to advance our manufacturing strategy to expand capacity and increase manufacturing efficiency for ABECMA across the supply chain and our plans to increase the number of ABECMA treating sites; statements regarding expected benefits from our strategic collaboration. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, the risk that ABECMA will not be as commercially successful as we may anticipate; the risk that Abecma may not receive FDA approval for the indication described in this release in the currently anticipated timeline or at all, that any marketing approvals, if granted, may have significant limitations on their use; the risk that our strategic realignment to focus on the development and commercialization of Abecma may not be as successful as anticipated, may fail to achieve the anticipated cost savings, and may cause disruptions in our business that could make it difficult to achieve our strategic objectives; and the risk that we are unable to manage our operating expenses or cash use for operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 as supplemented and/or modified by our most recent Quarterly Report on Form 10-Q and any other filings that we have made or will make with the Securities and Exchange Commission in the future. All information in this press release is as of the date of the release, and 2seventy bio undertakes no duty to update this information unless required by law.

Investors:
Elizabeth Pingpank Hickin, 860-463-0469
Elizabeth.pingpank@2seventybio.com

Media:
Jenn Snyder, 617-448-0281
Jenn.snyder@2seventybio.com